Exhibit 5.08

400 West Capitol Avenue
Suite 2000
Little Rock, Arkansas 72201-3522
www.FridayFirm.com

August 6, 2025

Entergy Louisiana, LLC

4809 Jefferson Highway

Jefferson, Louisiana 70121

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”), including the exhibits thereto, which Entergy Louisiana, LLC, a Texas limited liability company (the “Company”), proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate aggregate principal amount of its Collateral Trust Mortgage Bonds (“Collateral Trust Mortgage Bonds”), such Collateral Trust Mortgage Bonds to be issued in one or more new series under the Company’s Mortgage and Deed of Trust, dated as of November 1, 2015, with The Bank of New York Mellon, as trustee, as it has heretofore been and may be further amended and supplemented from time to time (the Mortgage and Deed of Trust, as so amended and supplemented, being referred to herein as the “Collateral Trust Mortgage”); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Collateral Trust Mortgage. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or electronic copies, the authenticity of the originals of all documents submitted to us as copies, and the enforceability of all documents submitted to us against parties other than the Company. We have also assumed that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, and that there has been no oral or written modification of or amendment to any of the documents we have reviewed, and that there has been no waiver of any provision of any of such documents, by action or omission of the parties or otherwise.

Entergy Louisiana, LLC

August 6, 2025

Subject to the above stated assumptions and to the qualifications hereinafter expressed, we are of the opinion that such Collateral Trust Mortgage Bonds will be binding obligations of the Company when:

a. the Company’s Board of Directors, a duly authorized committee thereof or a duly authorized officer of the Company, acting within authority granted by a then-current resolution of the Company’s Board of Directors, shall have approved and established the terms of such Collateral Trust Mortgage Bonds in accordance with the Collateral Trust Mortgage;

b. such Collateral Trust Mortgage Bonds have been executed and authenticated in accordance with the Collateral Trust Mortgage, and issued and sold by the Company in accordance with their terms and provisions and as contemplated by the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Collateral Trust Mortgage Bonds and in compliance with an appropriate order with regard to the issuance of such Collateral Trust Mortgage Bonds by the Federal Energy Regulatory Commission; and

c. such Collateral Trust Mortgage Bonds have been delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such Collateral Trust Mortgage Bonds and the Collateral Trust Mortgage.

This opinion is limited to the laws of the State of Arkansas. To the extent that this opinion relates to or is dependent upon matters governed by the laws of the State of New York or the federal laws of the United States of America, we have relied upon the opinion of Morgan, Lewis & Bockius LLP, subject to the assumptions therein, which is being filed as Exhibit 5.06 to the Registration Statement. To the extent that this opinion relates to or is dependent upon matters governed by the laws of the State of Louisiana, we have relied upon the opinion of Dawn A. Balash, Esq., Assistant General Counsel – Corporate and Securities of Entergy Services, LLC, subject to the assumptions therein, which is being filed as Exhibit 5.07 to the Registration Statement. To the extent that this opinion relates to or is dependent upon matters governed by the laws of the State of Texas, we have relied upon the opinion of Husch Blackwell LLP, subject to the assumptions therein, which is being filed as Exhibit 5.09 to the Registration Statement. As to all matters of the laws of the State of Arkansas, Morgan, Lewis & Bockius LLP, Ms. Balash and Husch Blackwell LLP are authorized to rely on this opinion as if it were addressed to each of them.

We further note that the binding nature of the Company’s obligations with respect to such Collateral Trust Mortgage Bonds may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, receivership, fraudulent transfer, preference, moratorium, reorganization or other similar laws affecting enforcement of mortgagees’ and other creditors’ rights and by general equitable principles (whether considered in a proceeding in equity or at law) and principles of public policy, including the possible unavailability of specific performance or injunctive relief, and (ii) concepts of materiality, reasonableness, good faith and fair dealing and by the discretion of the court before which any proceeding therefor may be brought.

Entergy Louisiana, LLC

August 6, 2025

We hereby consent to the filing of this opinion as Exhibit 5.08 to the Registration Statement. We also consent to the reference to us in the Company’s prospectus relating to Collateral Trust Mortgage Bonds included in the Registration Statement under the caption “Legality.” In giving the foregoing consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ FRIDAY, ELDREDGE & CLARK, LLP

FRIDAY, ELDREDGE & CLARK, LLP